WESCORP PROVIDES FOURTH QUARTER SALES UPDATE

CALGARY, ALBERTA – (MARKET WIRE) 01.30.2007

Doug Biles, CEO of Wescorp Energy, Inc. (OTCBB: WSCE), is pleased to announce that the fourth quarter 2006 sales from its natural gas and gas liquids measuring devices based on a patented turbine-based Digital Chart Recorder (DCR) metering system from the Flowstar Technologies business unit were $674,263 as compared with $633,031 for the fourth quarter 2005. Fiscal year 2006 revenues were $3,183,094 representing a 37% increase over sales in 2005.

Dr. Scott Shemwell, COO, commented, “During the fourth quarter 2006, Wescorp’s management team was expanded and is off to a strong start. We increased sales staffing for Flowstar from early 2006 and are aggressively moving towards building significant sales of natural gas and gas liquids measuring devices in the United States natural gas production markets. Although the current market conditions for both natural gas and coalbed methane production are in what the Company believes is a cyclical downturn partly due to warmer than expected winter weather in key gas markets and forthcoming changes in Canadian gas production tax laws, we believe that the long-term trend for natural gas drilling and production remains strong. Wescorp is continuing to gain market share by demonstrating to clients a strong economic value. Despite a slowing market, our year over year revenue increased. We continue to engage new clients with our Production Gas Management value proposition while growing our existing client base by expanding the depth and breadth of our solution.”

Dave LeMoine, President of Flowstar Technologies and Executive Vice-President of Sales and Marketing for Wescorp, added, “Flowstar Technologies is one of the newer players in this competitive environment, and exhibiting quarter over quarter growth is a testament to our commitment to meet our customers’ needs and expectations. The advancements we have made, providing our customers with complete gas management solutions, have allowed our clients to focus more on their core competencies—producing natural gas in a competitive market. We are becoming a strategic partner with key large operators and as a result, we are seeing an increase in repeat business from many mid-size to larger oil and gas companies. Offering solutions to gas production problems is adding shareholder value as we continue to demonstrate an increase in revenue per transaction.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an energy services and engineering Company committed to commercializing new technologies intended to reduce production costs while also increasing economically recoverable petroleum reserves. The Company has the drilling, production, and process optimization expertise to deliver technology solutions to market in a timely, economic and environmentally friendly manner.

Our Flowstar Technologies Inc. division (www.flowstardcr.com) produces advanced natural gas and gas liquids measuring devices based on a patented turbine-based Digital Chart Recorder (DCR) metering system. DCR meters are self-contained, energy-efficient units with integrated flow computers that are more accurate, easy to install and cost-effective than conventional flow-metering systems. They install directly near the well-head and do not require external power, metering loops, heated shelters or alcohol injectors to protect them from weather conditions to
-50°C.

Ellycrack AS, a Norwegian corporation with which we have a binding agreement to enter into a joint-venture (www.ellycrack.com), is providing a permanent heavy oil upgrading pre-processing technology enabling low-cost transport to the refinery. In addition to the arrangement for a joint venture, we also own an approximate 13% equity interest in Ellycrack AS.

Wescorp shares currently trade on the NASD-OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

David Jones,
Investor Relations
Wescorp Energy Inc.
Toll Free:  1.877.247.1975
Direct:  1.705.845.0933
Email:  djones@wescorpenergy.com